EXHIBIT 99.2

FOR MORE INFORMATION: HANOVER|ELITE Kathy Addison, Chief Operating Officer 407-585-1080 or via email at NAGP@hanoverelite.com

NATIVE AMERICAN ENERGY GROUP CREATES PREFERRED
CLASS OF STOCK FOR U.S. NATIVE AMERICAN TRIBES

Fresh Meadows, NY – (Marketwired) – June 24, 2013 – Native American Energy Group, Inc.(OTCQB: NAGP) (the “Company” and “NAGP”) today announced the distribution of 566,000 shares of its Series B Nonvoting Convertible Preferred Stock (the “Series B”) among all 566 federally-recognized Native American tribes in the United States as listed on the Federal Register and recognized by the U.S. Department of the Interior – Bureau of Indian Affairs.

A list of all U.S. federally recognized tribes can be accessed at the following link:
http://www.ncsl.org/issues-research/tribal/list-of-federal-and-state-recognized-tribes.aspx#federal.

In the distribution, each tribe will receive 1,000 shares of the Series B. The gift to each tribe reflects management’s commitment to continuously enhance its “Tribal Empowerment Program,” which was established by the Company in large part through the efforts of its Chief Executive Officer, Joseph D’Arrigo, and the Board of Directors in 2007.

“Native Americans are the second largest land and minerals owners in the United States, second only to the federal government. As we are aggressively pursuing key financial and business alliances for development of oil andgas resources both on and off tribal lands, we feel that the participation of Native American tribes in the Company’s growth is consistent with the intention under which the Company was established back in 2005. As a result of this distribution by the Company, Native Americans now represent a large portion of NAGP’s registered shareholder base,” stated Joseph D’Arrigo, Chief Executive Officer of Native American Energy Group, Inc.

Raj Nanvaan, Chief Financial and Operations Officer, added, “This action, in conjunction with our Tribal Empowerment Program, brings us a step closer to achieving our mission. Members of the Tribal Empowerment Program include Native American activists, tribal leaders, politicians, spiritual leaders, teachers, business and energy professionals, as well as tribal members throughout the United States in all walks of life. This network of members has increased significantly since 2007 and collectively is becoming a powerful asset for the Company.  As tribes are advancing in the development of their vast mineral and renewable energy resources, NAGP’s dedication, involvement and networking in this niche market for the past 14 years leaves us well-positioned, having access to a multitude of development projects in the United States, including Alaska. With the U.S. investment community out of touch with a dawning energy boom in America, we have expanded our efforts towards Asian countries like China and Malaysia for foreign investment and joint working partnerships to take advantage of these capital intensive, yet lucrative opportunities.”

According to data tracker Dealogic, Asian companies completed $31 billion USD in outbound mergers and acquisitions in North America's oil, gas and mining sectors in 2012. Such investments were made in large part by companies such as China National Offshore Oil Corporation (CNOOC) of China and Petroliam Nasional Berhad (Petronas) of Malaysia. CNOOC also bought into Oklahoma City-based Chesapeake Energy's oil-rich shale fields in south Texas, as well as fields in Colorado and Wyoming. In 2012, Petronas completed its acquisition of Canada’s Progress Energy Resources Corporation for approximately $5.25 billion USD. In June 2013, Petronas announced that it intends to spend an additional $20 billion on a project in west Canada to export liquefied natural gas (LNG).

Nanvaan added “Due to the Obama Administration’s open door foreign direct investment policy combined with Asia’s continued appetite for North American energy projects, NAGP is exploring similar relationships to acquire and develop large scale energy projects in an effort to create long-term value for our shareholders."

The Series B shares will initially be held in book-entry form and the Company expects to deliver physical certificates to each Tribe within the next 90 days.

Any party interested in becoming a member of the Tribal Empowerment Program should go to the following link on our website and enroll: http://www.nativeamericanenergy.com/programs/enroll.

About Native American Energy Group, Inc.
Native American Energy Group, Inc. is a New York-based energy resource development and management company. Further information on the Company can be accessed on the web at the following links: www.nativeamericanenergy.com and www.facebook.com/nativeamericanenergy.

Forward Looking Information
This release, as well as media publications and videos accessible on the Company’s website and social media pages such as YouTube, Facebook or Twitter, include "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). These forward-looking statements represent the Company's present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, the timing and extent of changes in commodity prices for oil and gas, drilling, development and operating risks, counterparty risk, competition, environmental risks, litigation uncertainties, the availability of drilling rigs, work-over rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations which could cause actual results to differ materially from those indicated herein. Further information on our business, including the risks inherent therein, is included in our filings with the SEC.

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